Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Austins Steaks & Saloon, Inc.:

We consent to the incorporation by reference in Registration Statement No. 33-92196 on Form S-8 of Austins Steaks & Saloon, Inc. of our report dated February 28, 2003, except as to note 4, which is as of March 12, 2003, with respect to the consolidated balance sheets of Austins Steaks & Saloon, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is included in the December 31, 2002 Annual Report on Form 10-K of Austins Steaks & Saloon, Inc. Our report refers to a change in the method of accounting for goodwill.

/s/ KPMG LLP

Roanoke, Virginia
March 28, 2003